Exhibit 99.1

For Immediate Release

AMC NETWORKS APPOINTS CHRISTIAN WYMBS AS
CHIEF ACCOUNTING OFFICER

NEW YORK, NY, August 1, 2016 -- AMC Networks (NASDAQ:AMCX) announced that Christian Wymbs has been appointed Executive Vice President and Chief Accounting Officer of the Company effective today.

In his role, Mr. Wymbs will be responsible for managing the Company's corporate accounting, financial reporting and tax functions and will report to Sean Sullivan, Executive Vice President and Chief Financial Officer for AMC Networks. Mr. Wymbs will take over the responsibilities of the Chief Accounting Officer from Mr. Sullivan.

“Chris is an experienced finance and accounting executive and we are confident that he will bring added insight and experience that will be of great benefit to our business,” said Mr. Sullivan.

Mr. Wymbs joins AMC Networks from the American Express Company where he has held a number of positions since 2006. Most recently, he served as Senior Vice President and Chief Financial Officer of its Global Commercial Services business. Previously, he served as SVP and CFO of its Enterprise Growth Group business, in addition to holding other various financial positions in its Global Consumer and World Services businesses.

Mr. Wymbs earned an MBA from NYU Stern School of Business, and a BS in Public Accounting & Finance from Fordham University.

About AMC Networks Inc.
Dedicated to producing quality programming and content for more than 30 years, AMC Networks Inc. owns and operates several of the most popular and award-winning brands in cable television.  AMC, IFC, SundanceTV, WE tv, and IFC Films produce and deliver distinctive, compelling and culturally relevant content that engages audiences across multiple platforms.  The Company also operates BBC America through a joint venture with BBC Worldwide.  In addition, the Company operates AMC Networks International, its global division.  For more information, please visit www.amcnetworks.com.

Forward-Looking Statements
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company's filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:
Seth Zaslow
Investor Relations
646-273-3766
seth.zaslow@amcnetworks.com

Georgia Juvelis
Corporate Communications
917-542-6390
georgia.juvelis@amcnetworks.com